THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. CERTIFICATES REPRESENTING ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE SHALL INCLUDE A LEGEND TO SIMILAR EFFECT AS THE FOREGOING.

8% SENIOR SECURED NOTE

Principal Sum: US $220,000.00Issuance Date: July 3, 2019

New York, NY

FOR VALUE RECEIVED, PARALLAX HEALTH SCIENCES, INC., a Nevada corporation with its principal place of business located at 1327 Ocean Avenue Suite B, Santa Monica CA 90401 (“PRLX” or the “Company”) promises to pay __________________ (the "Holder"), in lawful money of the United States, the principal amount of Two Hundred Thousand ($220,000.00) dollars (the “Principal Sum”) together with interest thereon calculated from the Issuance Date.

1.Interest

Interest on the Principal Sum of this Senior Secured Promissory Note (this “Note”) outstanding from time to time, shall accrue at the rate of eight percent (8%) per annum from the Issuance Date calculated on the basis of a 365-day year, and continue until the Note is paid in full, whether at maturity or upon acceleration or otherwise.

2.Maturity Date

The Company shall pay to the Holder the Principal Sum and all accrued interest on a date which is the earlier of: (a) one-hundred eighty 180 days from the Issuance Date (the “Maturity Date”) or (b) pursuant to Section 5 hereof, interest shall accrue from the Maturity Date, compounded annually at a rate equal to the Default Interest Rate (defined below). Interest shall accrue on any principal payment due under this Note until such time as payment therefor is actually delivered to the Note Holder or this Note is converted in full pursuant to Section 5 hereof.

3.Payments

The Company shall pay the Principal Sum outstanding under this Note and accrued and unpaid interest thereon to the Holder on the Maturity Date in the lawful money of the United States of America by bank wire transfer to the account specified by the Holder. The Company may not prepay this Note in whole or in part without the prior written consent of the Holder. Any payment pursuant to this Note shall be applied first to interest that has become due pursuant to this Note and remains unpaid and then to the outstanding Principal Sum of this Note.

4.Business Days

If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of California, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

5.Events of Default

The occurrence of any of the following shall constitute an "Event of Default" under this Note:

(a) Failure to Pay. The Company fails to pay any sum when due under this Note, whether at maturity or by acceleration or otherwise; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iv) take any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. If proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced, and an order for relief entered in such proceeding shall not be dismissed or discharged within thirty (30) days of the entry of such an order.

(d) Judgment. Any money judgment, writ or similar process shall be entered or filed against the Company or any subsidiary of the Company or any of its property or other assets for more than $25,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days

(e) Maintain Assets. The Company fails to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future) of the Company;

(d) Covenants. The Company fails to observe or perform any material covenant or agreement set forth in this Note (except a default in the payment of money) or any of the Transaction Documents (as defined in the Purchase Agreement) within thirty (30) days after written notice thereof is received by the Company.

6.Rights of Holder Upon Default

Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, then the aggregate Principal Sum (together with all accrued but unpaid interest thereon), shall become immediately due and payable without any notice, demand, presentment, demand or protest of any kind, each of which is hereby expressly waived by the Company, and any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid (“Default Interest”).

In no event shall interest pursuant to this Note be payable at a rate in excess of the maximum rate permitted by applicable law and solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Holder, shall be refunded to the Company, it being the intention of the Holder and of the Company that such interest not be payable at a rate in excess of such maximum rate.

The Holder may, at its election, may foreclose on the Note and take possession of the Collateral as described in the Security Agreement, if the default is not cured within fifteen (15) days.

In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

THIS NOTE AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF NEW YORK, OR OF ANY OTHER STATE.

COMPANY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT COMPANY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, WHETHER BASED ON ANY CONTRACT OR NEGLIGENT, INTENTIONAL OR OTHER TORT OR OTHERWISE, IN CONNECTION WITH (1) THIS NOTE OR (2) ANY ACTION HERETOFORE OR HEREAFTER TAKEN OR NOT TAKEN, ANY COURSE OF CONDUCT HERETOFORE OR HEREAFTER PURSUED, ACCEPTED OR ACQUIESCED IN, OR ANY ORAL OR WRITTEN AGREEMENT OR REPRESENTATION HERETOFORE OR HEREAFTER MADE, BY OR ON BEHALF OF HOLDER IN CONNECTION WITH THIS NOTE.

7.Miscellaneous

In the event any action is taken to enforce the rights of the Holder, in addition to such other relief as may be granted, the Company shall be responsible for all reasonable costs and expenses, including reasonable attorneys’ fees incurred in such action unless such action is without merit.

This Note shall be binding upon the successors, endorsees or assigns of the Company and inure to the benefit of the Holder, its successors, endorsees and assigns. The Company may not delegate any of its obligations, or assign any of its rights, under this Note without the prior written consent of the Holder.

This Note may only be amended by an instrument in writing signed by the Company and the Holder.

Any notice, request or other communication required or permitted hereunder shall be in accordance with the Agreement to the addresses set forth above or any other addresses designated by the parties from time to time.

The descriptive headings of the several sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by the Company pursuant to the provisions of this Note.  No delay or failure on the part of the Holder in exercising any right, privilege or option hereunder shall operate as a waiver thereof or of any event of default, nor shall any single or partial exercise of any such right, privilege or option preclude any further exercise thereof, or the exercise of any other right, privilege or option.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

PARALLAX HEALTH SCIENCES, INC.

By:   /s/ Paul R. Arena

Paul R. Arena, CEO